Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-255841) and Form S-8 (Nos. 333-263654, 333-253883, 333-229975, 333-237041, and 333-222758) of VYNE Therapeutics Inc. of our report dated March 17, 2022, except for the effects of the reverse stock split discussed in Note 1 and the effects of discontinued operations discussed in Note 4 to the consolidated financial statements, as to which the date is March 14, 2023, relating to the financial statements, which appears in this Form 10-K.
/S/PricewaterhouseCoopers LLP
Florham Park, New Jersey
March 14, 2023